Exhibit 99.1

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES RECORD FIRST QUARTER NET INCOME
Net Income per Share 19 Cents Compared to 2 Cents a Year ago

TACOMA, WA, April 20, 2005—Labor Ready, Inc. (NYSE: LRW) reported revenue for the first quarter ended April 1, 2005 increased 16.4 percent  to $243.2 million compared to revenue of $208.9 million for the first quarter of 2004. Net income for the quarter was $9.4 million or $0.19 per share, as compared to $0.7 million or $0.02 per share for the first quarter of 2004.

“We continued to see strong demand for our services in the first quarter of 2005,” said Labor Ready President and CEO Joe Sambataro. “We expect second quarter revenue growth of about seven percent over the second quarter of 2004. Revenue from Spartan Staffing, which we acquired at the beginning of the second quarter of 2004, is now in our prior year comparisons.”

During the quarter, revenue from branches open 12 months or longer grew 10.5 percent over the same quarter a year ago. Spartan and Workforce branches provided 6.4 percent of Labor Ready’s revenue growth for the quarter.

Labor Ready opened a total of 25 new branches and closed six branches during the quarter and plans to open 11 additional branches in the remaining three quarters of 2005. The company currently operates 834 branches.

According to Sambataro, net income growth for the quarter compared to the first quarter of 2004 was driven by higher revenue along with gross margins of 31.3 percent compared to 29.1 percent in the first quarter of 2004. The company also reported that it remains diligent in its control of operating costs, which continue to provide significant leverage.

“The quarterly gross margin improvement reflected increased pricing and lower costs of services. Labor Ready also continues to benefit from lower overall workers’ compensation expense as a result of our safety and risk management programs. Adjustments by our actuary to workers’ compensation reserves established at the end of 2004 positively impacted gross margin by 70 basis points or $1.6 million during the first quarter of 2005,” said Sambataro.

Labor Ready also updated its outlook for 2005 and provided guidance for the second quarter. The Company currently estimates revenue for the year in the range of $1.13 billion to $1.15 billion, 8 percent to 10 percent higher than 2004 revenues of $1.04 billion. Net income per share for the year is expected to be between $1.00 and $1.05, approximately 35 percent higher than the $0.75 per share in 2004.   For the second quarter of 2005, the Company estimates revenue in the range of $285 million to $290 million and net income per share between $0.26 and $0.28.

Management will discuss first quarter 2005 results on a conference call at 8:00 a.m. (PT) Thursday, April 21, 2005. The conference call can be accessed on Labor Ready’s web site at www.laborready.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; 9) our ability to successfully complete and integrate acquisitions that we may make from time to time; and 10) other risks described in our filings with the Securities and Exchange Commission, including the Report on Form 10-K filed  March 11, 2005.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving more than 300,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, Labor Ready puts more than 600,000 people to work. Labor Ready operates more than 830 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Steve Cooper, CFO
253-680-8213

Stacey Burke, Director of Public Relations
253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Quarter End
	April 1, 2005	April 2, 2004

Revenue from services	$243,216	$208,912
Cost of services	167,078	148,185
Gross profit	76,138	60,727
Selling, general and administrative expenses	59,414	56,446
Depreciation and amortization	2,206	2,059
Income from operations	14,518	2,222
Interest and other income (expense), net	475	(1,005)
Income before tax expense	14,993	1,217
Income tax	5,637	487
Net income	$9,356	$730

Net Income per common share:
Basic	$0.22	$0.02
Diluted	$0.19	$0.02

Weighted average shares outstanding:
Basic	42,502	41,210
Diluted	53,256	42,385

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	April 1, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$128,811	$128,817
Marketable securities	19,650	11,947
Accounts receivable, net	91,631	94,313
Other current assets	19,562	25,981
Total current assets	259,654	261,058
Property and equipment, net	25,000	25,174
Other assets	177,605	157,875
Total assets	$462,259	$444,107

Liabilities and shareholders’ equity
Current liabilities	$75,869	$76,508
Long-term liabilities	170,335	165,205
Total liabilities	246,204	241,713
Shareholders’ equity	216,055	202,394
Total liabilities and shareholders’ equity	$462,259	$444,107

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Quarter End
	April 1, 2005	April 2, 2004
Cash Flows from Operating activities:
Net income	$9,356	$730
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,400	2,252
Provision for doubtful accounts	1,557	1,810
Deferred income taxes	(4,385)	1,573
Other operating activities	1,450	647
Changes in operating assets and liabilities:
Accounts receivable	1,125	(700)
Workers’ compensation claims reserve	4,189	6,160
Income taxes	8,577	(2,291)
Other assets	(514)	(92)
Other current liabilities	(125)	1,699
Net cash provided by operating activities	23,630	11,788

Cash Flows from Investing activities:
Purchases of marketable securities	(24,823)	(6,722)
Maturities of marketable securities	17,117	7,703
Capital expenditures	(1,152)	(1,251)
Decrease (increase) in other assets	36	(100)
Increase in restricted cash and other assets	(17,805)	(13,612)
Net cash used in investing activities	(26,627)	(13,982)

Cash Flows from Financing activities:
Proceeds from sale of stock through options and employee benefit plans	2,684	1,343
Payments on debt	(578)	(610)
Checks issued against future deposits	1,143	(4,197)
Net cash provided by (used in) financing activities	3,249	(3,464)

Effect of exchange rates on cash	(258)	222

Net change in cash and cash equivalents	(6)	(5,436)

Cash and cash equivalents, beginning of period	128,817	83,112
Cash and cash equivalents, end of period	$128,811	$77,676